TAX INDEMNIFICATION AGREEMENT


     This Tax Indemnification Agreement ("Agreement") is made as of December 21, 1998, between Golden Northwest Aluminum, Inc. ("GNA"), Northwest Aluminum Company ("Northwest"), Northwest Aluminum Specialties, Inc. ("Specialties") and Brett E. Wilcox ("Shareholder").

     WHEREAS, Northwest and Shareholder believe that Northwest has been an "S corporation" (within the meaning of Section 1361 of the Internal Revenue Code of 1986, as amended ("IRC")) for federal and Oregon income tax purposes since September 1987;

     WHEREAS, Specialties and Shareholder believe that Specialties has been an "S corporation" (within the meaning of Section 1361 of the Internal Revenue Code of 1986, as amended ("IRC")) for federal and Oregon income tax purposes since 1991;

     WHEREAS, GNA has elected to be an "S corporation" (within the meaning of Section 1361 of the Internal Revenue Code of 1986, as amended ("IRC")) effective on the date of its organization June 26, 1998;

     WHEREAS, Shareholder is the sole shareholder of Northwest and Specialties;

     WHEREAS, Northwest and Specialties have taken certain positions on income tax information returns for prior years with which auditors for the Internal Revenue Service have disagreed, and Northwest and Specialties are contesting the proposed adjustments;

     WHEREAS, Shareholder intends to contribute all the stock of Northwest and Specialties to GNA as an equity contribution to GNA;

     WHEREAS, GNA intends to elect for Northwest and Specialties to be qualified subchapter S subsidiaries under Section 1361(b)(3) of the Internal Revenue Code, effective on the date of the contribution of their stock to GNA;

     NOW, THEREFORE, the parties agree as follows:

     A. Consistent Reporting by Northwest and Specialties. GNA shall not, on behalf of Northwest or Specialties, without the consent of Shareholder, file any amended income tax return or change any election or accounting method if such filing or change would increase any federal, state, local (including but not limited to city or county) or foreign income tax liability (including interest and penalties, if any) (collectively, "Tax Liability") of Shareholder.


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     B.   Indemnification for Tax Liability.
          ---------------------------------

          1. Indemnification for Tax Liability. GNA, Northwest and Specialties jointly and severally agree to indemnify and hold Shareholder harmless from, against and in respect of any Tax Liability incurred by Shareholder resulting from a final judicial or administrative adjustment (by reason of an amended return, claim for refund, audit or otherwise) to Northwest or Specialties' taxable income which is the result of an increase or change in character of the income of Northwest or Specialties during the period it was treated as an S corporation before the contribution of its stock to GNA.

          2. Fees and Costs. GNA, Northwest and Specialties hereby agree to pay or reimburse the Shareholder for such professional fees or other costs as are reasonably necessary to properly defend the Shareholder in the event of an audit or review of Shareholder's federal or state income tax return during any year in which the Shareholder was required to report pass-through tax items from Northwest or Specialties before the contribution of their stock to GNA.

          3. Indemnification for Additional Tax. In all events, and to the extent not otherwise reimbursed, GNA, Northwest and Specialties hereby agree that if any payment pursuant to this Section B is deemed to be taxable income to a Shareholder, the amount of such payment to the Shareholder shall be increased by an amount necessary to equal the Shareholder's additional Tax Liability related to such amount (including, without limitation any taxes on such additional amounts) so that the net amount received and retained by the Shareholder after payment by the Shareholder of all taxes associated with the payment is equal to the payment otherwise required to be made.

     C. Payment. Any payment required to be made pursuant to this Agreement shall be paid within seven days after receipt of written notice from the Shareholder that a payment is due hereunder.

     D. Miscellaneous. This Agreement shall be governed by Oregon law, without regard to choice of law rules applied by Oregon courts. This Agreement shall be binding on and shall inure to the benefit of successors and assigns of the parties. Section headings shall not affect the interpretation of this


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
          Agreement. This Agreement embodies the entire agreement of the parties with respect to the subject matter contained herein. The parties hereto agree to take all further actions necessary to effect the agreements contained herein.


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                                       GOLDEN NORTHWEST ALUMINUM, INC.


                                       By   GERALD F. MILLER
                                         ---------------------------------
                                            Gerald F. Miller
                                            Vice President and General Counsel


                                       NORTHWEST ALUMINUM COMPANY


                                       By   GERALD F. MILLER
                                         ---------------------------------
                                            Gerald F. Miller
                                            Vice President and General Counsel


                                       NORTHWEST ALUMINUM SPECIALTIES, INC.


                                       By   GERALD F. MILLER
                                         ---------------------------------
                                            Gerald F. Miller
                                            Vice President and General Counsel


                                       BRETT E. WILCOX
                                       -----------------------------------
                                       Brett E. Wilcox


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